UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2008

Naturade, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-71606-A	23-2442709
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2099 S. College Blvd., Suite 210, Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 860-7600

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Section 8 -	Corporate Governance and Management

Item 5.02 -	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2007, the Company was funded and went effective with the Fifth Amended Joint Chapter 11 Plan of Reorganization (“Plan”). Under Section 7.4 of the Plan, the Company Board of Directors is required to appoint two directors two be named by the Unsecured Creditors’ Committee (“Committee”) (See page 43 of the plan). One of the Committee’s appointments is required to be the Plan Agent. On August 18, 2008, The Board of Directors, under the Plan and at the request of the Committee has appointed Michael L. Joncich, the Plan Agent, and Robert A. Davies, a member of the Committee.

Mr. Joncich is manager of the Adjustment Bureau of CMA Business Credit Services, a California non-profit company that has provided fiduciary services to the insolvency community for more than 100 years. Mr. Joncich has worked for bankruptcy trustees and receivers. He supervises CMA’s administration of general assignments, out-of-court workouts and bankruptcy cases in which CMA serves as trustee or disbursing agent.

Mr. Davies is a senior level executive with twenty years experience raising capital, completing acquisitions and improving operating results and directed the rapid growth of companies from start-up to leading positions in their industries. Mr. Davies has been President and Chief Executive officer of Advanced Protein Systems, a Senior Vice President and Chief Financial Officer of Spectrum International Holdings, Favorite Brands International, and Executive Vice President Marketing and Administration of Golden Cheese Company of California among his many positions.

Mr. Joncich and Mr. Davies will serve on the Company’s Board as representatives of the Committee for as long as the Company is under the Plan.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Naturade, Inc. (Registrant)

Date: September 2, 2008
By:	/s/ Adam Michelin
Adam Michelin,
Chief Executive Officer